Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements No. 333-18217, No. 333-37040, No. 333-91882, No. 333-91884 and No. 333-130355, each on Form S-8, and Registration Statement No. 333-128015 on Form S-3 for Vineyard National Bancorp, of our report dated March 14, 2006 with respect to the consolidated balance sheet of Vineyard National Bancorp and Subsidiary as of December 31, 2005, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2005, which appears in the December 31, 2006 annual report on Form 10-K of Vineyard National Bancorp.

/s/ Vavrinek, Trine, Day & Co., LLP
Rancho Cucamonga, California
June 12, 2007